SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   Culp, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            (CULP LOGO APPEARS HERE)

                                      CULP

                              101 South Main Street
                              Post Office Box 2686
                      High Point, North Carolina 27261-2686
                            Telephone (910) 889-5161

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               SEPTEMBER 16, 1997

TO OUR SHAREHOLDERS:

         The Annual Meeting of Shareholders of Culp, Inc. (the "company") will be held at the Radisson Hotel, 135 South Main Street, High Point, North Carolina on Tuesday, September 16, 1997 at 9:00 a.m. local time, for the purpose of considering and acting on the following matters:

         (1) To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the company for the current fiscal year; and

         (2)      To elect three (3) directors to serve until the 2000 Annual
                  Meeting,

         (3)      To approve the company's 1997 Performance-Based Option Plan;

         (4) To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

         Only shareholders of record as of the close of business on July 8, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST.

         The Proxy Statement accompanying this notice sets forth further information concerning the items listed above and the use of the enclosed proxy. You are urged to study this information carefully.

         The Annual Report of the company also accompanies this notice.

         BY ORDER OF THE BOARD OF DIRECTORS.

                          By:/s/   Franklin N. Saxon
                                   FRANKLIN N. SAXON
                                   Senior Vice President and Corporate Secretary
August 1, 1997

                            (CULP LOGO APPEARS HERE)

                                      CULP

                                 PROXY STATEMENT


                                  INTRODUCTION

         This Proxy Statement is furnished to the shareholders of Culp, Inc. (hereinafter sometimes referred to as the "company") by the company's Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the company to be held on Tuesday, September 16, 1997, at 9:00 a.m. at the Radisson Hotel, 135 South Main Street, High Point, North Carolina, and at any adjournment or adjournments thereof. Action will be taken at the Annual Meeting on the ratification of the appointment of independent auditors, the election of certain directors, approval of the company's 1997 Performance-Based Option Plan, and any other business that properly comes before the meeting.

         This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about August 1, 1997.

         Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting. Any shareholder giving a proxy may revoke it at any time before a vote is taken: (i) by duly executing a proxy bearing a later date; (ii) by executing a notice of revocation in a written instrument filed with the secretary of the company; or (iii) by appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted for the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the company for the current fiscal year, for the election of the three (3) directors named in this Proxy Statement, and for approval of the 1997 Performance-Based Option Plan. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Unless otherwise stated herein, each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting for approval. A shareholder abstaining from the vote on a proposal will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question. This means that in cases where a majority of the shares represented is required to approve a proposal, an abstention will have the effect of a vote against the proposal in question.

         The company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies. Proxies may be solicited by employees of the company, either personally, by special letter, or by telephone. The company also will request brokers and others to send solicitation material to beneficial owners of the company's stock and will reimburse them for this purpose upon request.

                                VOTING SECURITIES

         Only shareholders of record at the close of business on July 8, 1997 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the meeting is 12,643,728.

         The following table lists the beneficial ownership of the company's common stock ("Common Stock") with respect to: (i)each person known by the company to be the beneficial owner of more than five percent of such Common Stock; and (ii) all executive officers, directors and nominees of the company as a group, a total of 10 persons, as of July 8, 1997.

                                                Number of Shares      Percent of
Title of         Name and Address of              Beneficially       Outstanding
Class            Beneficial Owner                    Owned              Shares

Common Stock,    Robert G. Culp, III              3,016,941 (1)          23.6%
par value,       903 Forrest Hill Drive
$.05 per share   High Point, NC 27262

                 Winsal & Company                 2,408,750 (2)          19.1%
                 c/o First Union Corporation
                 401 S. Tryon Street
                 Fiduciary Operations NC1151
                 Charlotte, NC 28288-1151

                 Dimensional Fund Advisors, Inc.    698,840  (3)          5.5%
                 Ocean Avenue, 11th Floor
                 Santa Monica, CA 90401

                 T. Rowe Price Associates, Inc.     913,000  (4)          7.2%
                 100 East Pratt Street
                 Baltimore, Maryland 21289-1009

                 All executive officers,          3,731,717 (5)          28.9%
                 directors and nominees
                 as a group (10) persons)

--------------------------
(1) These shares include all of the shares listed below that also are beneficially owned in the name of Winsal & Company as trustee of the Robert G. Culp, Jr. Family Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest. (SEE NOTE (2) BELOW); also includes 63,338 shares held of record by Susan B. Culp, the wife of Mr. Culp, the beneficial ownership of which shares Mr. Culp disclaims, 1,218 shares owned by wife as custodian for daughter, and 1,218 shares owned by son, and includes 117,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(2) All of these shares also are included in the shares listed above for Robert G. Culp, III (SEE NOTE (1) ABOVE). Includes 709,375 shares held of record by Winsal & Company for the benefit of Judith C. Walker, sister of Robert G. Culp, III; 505,000 shares held of record by Winsal & Company for the benefit of Harry R. Culp, brother of Robert G. Culp, III, and 1,194,375 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 698,840 shares of Culp, Inc. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(4) These securities are owned by various individual and institutional investors as of December 31, 1996, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5) Includes 255,875 shares subject to options owned by certain officers and directors that are immediately exercisable.

                        PROPOSAL 1: INDEPENDENT AUDITORS

       The Board of Directors recommends that the shareholders ratify the board's appointment of KPMG Peat Marwick LLP to serve as the auditors for the company for the fiscal year ending May 3, 1998. The Audit Committee recommended such appointment to the board. KPMG Peat Marwick LLP served as the independent auditors for the company for the last seven fiscal years. Representatives of the firm are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders' questions. The proposal to ratify the appointment will be approved upon the vote of a majority of the votes cast on the proposal.

                        PROPOSAL 2: ELECTION OF DIRECTORS

       The number of directors constituting the board has been fixed at ten by the company's shareholders in accordance with the company's bylaws.

       The company's bylaws provide that the Board of Directors shall be divided into three classes of directors with staggered three-year terms, so that one class or approximately one-third of the Board of Directors will be elected every year. At the Annual Meeting the shareholders will elect three (3) directors and each will serve for a term of three years (until the 2000 Annual Meeting of Shareholders) or until his successor shall be elected and shall qualify. The three directors whose terms expire at the 1997 Annual Meeting (Robert G. Culp, III, Earl M. Honeycutt, and Patrick H.
Norton) have been nominated for re-election.

       In the absence of specifications to the contrary, proxies will be voted for the election of each of the three (3) nominees listed in the table below. An equal number of votes will be cast for each nominee and the persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors. If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

Nominees, Directors and Executive Officers

The following table sets forth certain information with respect to the three (3) nominees for election to the Board of Directors, the seven (7) other directors and the executive officers of the company:




                                                                                                  SHARES AND
                                                                                                  PERCENT OF
                                                                                                  COMMON  STOCK
                                                                    YEAR          YEAR            BENEFICIALLY
                                                                    BECAME        TERM            OWNED AS OF
NAME AND AGE                 POSITION WITH COMPANY (1)              DIRECTOR      EXPIRES         JULY 8, 1997        NOTES
------------                 -------------------------              --------      -------         ------------        -----
NOMINEES
Robert G. Culp, III, 50      Chairman of the Board and                1972           1997            3,016,941         (5)
                             Chief Executive Officer;                                                  23.6%
                             Director

Earl M. Honeycutt, 79        Director                                 1983           1997                8,440        (2)(7)


Patrick H. Norton,  75       Director                                 1987           1997               35,040        (2)(8)

DIRECTORS AND
EXECUTIVE OFFICERS

Harry R. Culp, 45            Director                                 1996           1999                1,875       (2)(12)

Howard L. Dunn, Jr., 59      President and Chief Operating            1972           1998              308,247         (6)
                             Officer; Director                                                            2.4%

Baxter P. Freeze, 77         Director                                 1972           1999              274,063         (3)
                                                                                                          2.2%

Earl N. Phillips,  Jr., 57   Director                                 1992           1998               12,575       (2)(9)


Franklin N. Saxon, 44        Senior Vice President and Chief          1987           1999               42,099       (2)(4)
                             Financial Officer; Treasurer;
                             Secretary; Director

Bland W. Worley, 79          Director                                 1983           1998               10,437      (2)(10)

Kenneth M. Ludwig, 44        Senior Vice President - Human             N/A            N/A               22,000      (2)(11)
                             Resources; Assistant Secretary

------------------------------------------------------------------
(1) Officers of the company are elected by the Board of Directors each year. The present officers were elected by the board on June 12, 1997.

(2)      Less than one percent (1%)

(3) Includes 183,094 shares held of record by Anne C. Freeze, wife of Mr. Freeze, the beneficial ownership of which shares Mr. Freeze disclaims, and 7,500 shares subject to options owned by Mr. Freeze that are immediately exercisable.

(4) Includes 22,000 shares subject to options owned by Mr. Saxon that are immediately exercisable, and approximately 19,683 shares owned through the company's 401(k) plan.

(5) Includes 2,048,750 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, Judith C. Walker and Harry R. Culp, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest; includes 63,338 shares held of record by Susan B. Culp, wife of Robert G. Culp, III, the beneficial ownership of which shares Mr. Culp, III disclaims, 1,218 owned by wife as custodian for daughter, and 1,218 owned by son, and 117,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(6) Includes 66,715 shares owned by Patricia Dunn, wife of Mr. Dunn, and 64,375 shares subject to options owned by Mr. Dunn that are immediately exercisable.

(7) Includes 940 shares held of record by Virginia Honeycutt, wife of Mr. Honeycutt, the beneficial ownership of which Mr. Honeycutt disclaims; and 3,750 shares subject to options owned by Mr. Honeycutt that are immediately exercisable.

(8) Includes 7,500 shares subject to options owned by Mr. Norton that are immediately exercisable.

(9) Includes 100 shares owned by Sally Phillips, wife of Mr. Phillips, and 7,500 shares subject to options owned by Mr. Phillips that are immediately exercisable.

(10) Includes 500 shares owned by Ada Worley, wife of Mr. Worley, and 1,875 shares subject to options owned by Mr. Worley that are immediately exercisable.

(11) Includes 22,000 shares subject to options owned by Mr. Ludwig that are immediately exercisable.

(12) Includes 1,875 shares subject to options owned by Mr. Culp that are immediately exercisable.

NOMINEES

         ROBERT G. CULP, III is one of the founders of the company and was executive vice president and secretary until 1981 when he was elected by the board to serve as president. The board elected Mr. Culp chief operating officer in 1985, and chief executive officer in 1988. In 1990, the Board of Directors elected Mr. Culp chairman of the board. Mr. Culp serves as a member of the local Board of Directors of First Union National Bank of North Carolina. He is the brother of Harry R. Culp.

         EARL M. HONEYCUTT served as president of Amoco Fabrics and Fibers Company, a textile manufacturing subsidiary of Amoco Chemical Corporation, Atlanta, Georgia, for 15 years until his retirement in 1983.

         PATRICK H. NORTON has served since 1981 as senior vice president of sales and marketing and a member of the Board of Directors of La-Z-Boy, Inc., a furniture manufacturer in Monroe, Michigan. Mr. Norton currently serves as a member of the board of directors of the American Furniture Manufacturers Association.

OTHER OFFICERS AND DIRECTORS:

         HARRY R. CULP has been practicing dentistry in High Point since July 1981. He is the brother of Robert G. Culp, III. He has served previously as a director of the company from September 18, 1990 to September 28, 1993.

         HOWARD L. DUNN, JR. is one of the founders of the company and served as vice president of manufacturing and product development from 1972 until 1988, when the board elected Mr. Dunn executive vice president. The board elected Mr. Dunn president and chief operating officer in 1993.

         BAXTER P. FREEZE, SR. served as president of Commonwealth Hosiery Mills, Inc., a manufacturer of hosiery, in, Randleman, North Carolina, for 52 years until his retirement in 1996. He continues to serve as Chairman of the Board of Commonwealth Hosiery Mills, Inc.

         EARL N. PHILLIPS, JR. is co-founder and has served as president of First Factors Corporation, an asset-based lending firm located in High Point, North Carolina, since 1982. He also serves as a member of several Boards of Directors, including First Union National Bank of North Carolina.

         FRANKLIN N. SAXON joined the company in 1983 as its controller and assistant secretary. Mr. Saxon served as controller until 1985, when the board elected him vice president and chief financial officer. The board elected Mr. Saxon treasurer in 1985, and he was elected as a director in 1987, and as secretary in 1995. The board elected Mr. Saxon to the position of senior vice president in June 1996.

         BLAND W. WORLEY served as chief executive officer of BarclaysAmericanCorporation, Charlotte, North Carolina from 1975 until 1982 and as chairman of the board of that corporation until his retirement in 1985. BarclaysAmericanCorporation is a financial services company.

         KENNETH M. LUDWIG joined the company in 1985 as director of personnel. The board elected Mr. Ludwig vice president-human resources in 1986, and assistant secretary in 1995. The board elected Mr. Ludwig to the position of senior vice president-human resources in June 1996.

BOARD COMMITTEES AND ATTENDANCE

         There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.

         The Executive Committee, the members of which are Messrs. Culp, Dunn, and Saxon, may exercise the full authority of the Board of Directors when the board is not in session, except for certain powers related to borrowing, electing certain officers, and other powers that may not lawfully be delegated to board committees.

         Messrs. Freeze, Honeycutt and Worley serve on the Audit Committee. The function of the Audit Committee is to review the scope of the audits and the findings of the independent auditors. The auditors meet with the Audit Committee to discuss audit and financial reporting issues. The committee also reviews the company's significant accounting policies, major internal accounting controls, reports from the company's internal auditors, the Annual Report to shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         The Compensation Committee approves matters relating to compensation, including fringe benefits and benefit plans for management and directors of the company, and reports to the Board of Directors from time to time as to its recommendation on compensation and policies for both management and directors. The committee also administers the company's stock option plans. The members of this committee are Messrs. Freeze, Honeycutt and Worley.

         The members of the Nominating Committee, which recommends nominees for election to the Board of Directors, are Messrs. Culp, Norton, and Worley. The nominees for election to the Board of Directors contained in this Proxy Statement have been chosen by the Nominating Committee. Recommendations from shareholders for nominees to the Board of Directors will be considered by the Nominating Committee if made in writing addressed to any member of the Nominating Committee at the company's main office. In order to be considered, such recommendations must be received at least 120 days prior to the date of the meeting at which directors are to be elected.

         During the fiscal year ended April 27, 1997, the Board of Directors had six (6) meetings; the Audit Committee, four (4) meetings; the Compensation Committee two (2) meetings, and the Nominating Committee, one (1) meeting. Each board member attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he served. Under current management practices, the Executive Committee exists mainly to act in place of the board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire board or to obtain written consents from all board members. The Executive Committee held several informal meetings during fiscal 1997, and took action on one (1) occasion by written consent. All significant management decisions requiring action by the Board of Directors were considered and acted upon by the full board.

                             EXECUTIVE COMPENSATION

           SUMMARY COMPENSATION TABLE. The following table sets forth compensation paid by the company in the forms specified therein for the years ended April 27, 1997, April 28, 1996 and April 30, 1995 to (i) the chief executive officer of the company and (ii) the company's four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE
=========================================================================================================================
                                             Annual Compensation               Long Term Compensation          All Other
                                            ---------------------              ----------------------
Name and                                    Salary          Bonus                Option Grants               Compensation
Principal Position                Year         $              $                        #                         $(1)
--------------------------        ----      -------        -------             ----------------------       -------------
Robert G. Culp, III               1997      250,000        250,000                  12,000                  51,192(2)(3)
  CHAIRMAN OF THE BOARD;          1996      210,000        210,000                  12,000                  16,920
  CHIEF EXECUTIVE OFFICER         1995      204,000        204,000                  37,000                  15,989

Howard L. Dunn                    1997      210,000        210,000                   8,000                  43,146(2)(3)
  PRESIDENT AND                   1996      175,000        175,000                   8,000                  22,640
  CHIEF OPERATING OFFICER         1995      169,000        169,000                  25,000                  10,420

Andrew W. Adams(4)                1997      145,600        109,200                   5,000                   3,000
  FORMERLY SENIOR VICE            1996      140,000        105,000                   5,000                   2,980
  PRESIDENT, CORPORATE            1995      135,000        101,250                  14,000                   4,596
  DEVELOPMENT

Franklin N. Saxon                 1997      140,000          70,000                  5,000                  11,496(3)
  SENIOR VICE PRESIDENT AND       1996      111,000          66,600                  5,000                  10,383
  CHIEF FINANCIAL OFFICER;        1995      107,000          64,200                 13,000                   8,530
  TREASURER; SECRETARY

Kenneth M. Ludwig                 1997      117,000          58,500                  5,000                   3,599(3)
  SENIOR VICE PRESIDENT -         1996        96,800         58,080                  5,000                   3,448
  HUMAN RESOURCES;                1995        93,100         55,860                 13,000                   2,584
  ASSISTANT SECRETARY

(1) Includes the company's matching contribution to such officers' accounts under the Employee Retirement Builder 401(k) Plan.

(2) Includes annual premiums of $40,000 paid by the company for split-dollar life insurance on the life of Mr. Culp, and $30,000 for split-dollar life insurance on the life of Mr. Dunn.

(3) Includes reportable interest on deferred compensation of $8,192 for Mr. Culp; $10,146 for Mr. Dunn; $8,496 for Mr. Saxon; and $599 for Mr. Ludwig.

(4)  Mr. Adams was not an executive officer of the company on April 27, 1997.

================================================================================

           OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options to the executive officers named in the Summary Compensation Table during the year ended April 27, 1997.

                       STOCK OPTION GRANTS IN FISCAL 1997

===============================================================================================================================
                                           % of Total                                             Potential Realizable Value at
                                            Options                       Market                     Assumed Annual Rates of
                                           Granted to     Exercise or    Price on                    Stock Price Appreciation
                           Options        Employees in    Base Price     Date of    Expiration         for Option Term (1)
Name                       Granted      Fiscal Year (%)   ($/Share)       Grant         Date          5%($)        10%($)
                           -------      ---------------   ---------       -----         ----         -------     ---------
Robert G. Culp, III        12,000              6.4         13.34           12.13        7-18-01        25,670          74,285
                           25,000(2)          13.3          1.00           17.00       12-31-06       658,910       1,051,455
Howard L. Dunn, Jr.         8,000              4.2         12.13           12.13        7-18-06        61,007         154,591
                           18,000(2)           9.6          1.00           17.00       12-31-06       474,415         757,048
Franklin N. Saxon           5,000              2.7         12.13           12.13        7-18-06        38,129          96,619
                           10,000(2)           5.3          1.00           17.00       12-31-06       263,564         420,582
Kenneth M. Ludwig           5,000              2.7         12.13           12.13        7-18-06        38,129          96,619
                           10,000(2)           5.3          1.00           17.00       12-31-06       263,564         420,582
Andrew W. Adams(3)          5,000              2.7         12.13           12.13        7-18-06        38,129          96,619

(1)  Rounded to nearest thousand.
(2) Options granted under the company's 1997 Performance-Based Option Plan. These options will be void if the 1997 Performance-Based Option Plan is not approved by the company's shareholders at the 1997 Annual Meeting of Shareholders. In addition, these options will not become exercisable unless
     (a) the company meets certain earnings levels by fiscal 1999, or (b) the option-holder remains employed by the company until 2006.
(3) Mr. Adams was not an executive officer of the company at the end of Fiscal 1997.
================================================================================

           OPTION EXERCISES AND YEAR-END VALUE TABLE. The following table sets forth certain information concerning exercises of stock options during fiscal 1997 by the executive officers named in the Summary Compensation Table, and options held by such officers at the end of fiscal 1997.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                          AND FISCAL YEAR OPTION VALUES

                                                                        Number of              Value of Unexercised
                                                                   Unexercised Options         In-the-Money Options
                         Shares Acquired         Value            at Fiscal Year-End(#)       at Fiscal Year-End($)(1)
                        on Exercise (#)       Realized ($)     Exercisable   Unexercisable   Exercisable  Unexercisable
                                                                                (2)                              (2)
Robert G. Culp, III                 -0-              -0-          92,500      62,000          905,497         844,420
Howard L. Dunn, Jr.               12,188         133,215          46,375      44,000          467,668         615,560
Franklin N. Saxon                   -0-              -0-          13,000      24,000           90,375        327,900
Kenneth M. Ludwig                   -0-              -0-          13,000      24,000           90,375        327,900
Andrew W. Adams(3)                13,000          88,298             -0-      15,000             -0-         188,225

----------------------------------------------
(1)   Closing price of company stock at April 27, 1997 was $16.63.

(2) Includes options granted under the company's 1997 Performance-Based Option Plan, which options will be void if the 1997 Performance-Based Option Plan is not approved by the company's shareholders at the 1997 Annual Meeting of Shareholders, and which options will not become exercisable unless (a) the company meets certain earnings levels by Fiscal 1999, or (b) the option-holder remains employed by the company until 2006.
(3) Mr. Adams was not an executive officer of the company at the end of Fiscal 1997
================================================================================
                             PERFORMANCE COMPARISON

          The following graph shows changes over the five-year period ending April 27, 1997 in the value of $100 invested in (1) the Common Stock of the company, (2) the New York Stock Exchange Market Index, (3) the NASDAQ Market Index; and (4) the Textile Manufacturing Index reported by Media General Financial Services, Richmond, Virginia, consisting of twenty-three companies (including the company) in the textile industry. The company's Common Stock was listed on the NASDAQ National Market System until December 31, 1996, and since that date the Common Stock has been listed on the New York Stock Exchange. The graph shows year-end values for an investment in each of the four investments described, assuming the reinvestment of all dividends and excluding any trading commissions or taxes.

            (A graph appears below with the following plot points:)

                                   CULP, INC.
                  COMPARISON OF TOTAL RETURNS TO SHAREHOLDERS
                         MAY 3, 1992 TO APRIL 27, 1997

                    1992      1993      1994      1995      1996      1997
Culp                 100       139       227       192       257       357
Textile Mfg.         100       108        99        96        97       119
NYSE                 100       111       119       133       172       207
NASDAQ               100       115       128       149       213       225

          SEVERANCE PROTECTION PLAN. In September 1989, the company adopted a Severance Protection Plan, which covers officers and key management associates ("Executives") of the company. The Severance Protection Plan provides for the company and covered Executives to enter into written agreements that do not become effective except upon a change in control (as defined in such agreements) of the company. If a change in control occurs, the agreements provide that the Executive will be entitled to continued employment with the company with the same basic responsibilities and compensation as before the change in control for a period of one year. If the Executive is terminated, demoted or has his pay or benefits reduced for reasons other than good cause, or if the Executive terminates his employment voluntarily after serving nine months of the one-year employment period, the Executive is entitled to a lump sum payment equal to the Executive's base salary plus bonus during the twelve months immediately preceding the termination of employment. The plan does not prevent the company from terminating the Executive for cause at any time. The purpose of the Severance Protection Plan is to ensure the company continuity of management and the Executive continuity of employment in the event of any actual or threatened change in control of the company. The plan is not intended to alter materially the compensation and benefits a covered Executive could reasonably expect in the absence of such a change in control. As of April 27, 1997, the company's potential obligation pursuant to the Severance Protection Plan was $1,375,480, which is the amount that would be expended by the company under the Plan if all of the designated executives were terminated or otherwise entitled to benefits after a change in control of the company.

          COMPENSATION OF DIRECTORS. Directors who are also officers of the company do not receive additional compensation for service as directors. Non-employee directors receive $10,000 per year for participation as a member of the Board of Directors, $2,000 per year for each committee on which they serve, and an annual stock option grant of 1,875 shares.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The members of the Compensation Committee are Baxter P. Freeze, Earl M. Honeycutt and Bland W. Worley, all of whom are non-employee directors. No member of the committee serves on the Compensation Committee of another corporation that has a business relationship with the company.

          COMPENSATION COMMITTEE REPORT. The following is a report of the Compensation Committee on compensation of executive officers for the fiscal year ended April 27, 1997.

          The Compensation Committee has based compensation for the company's executive officers on three primary factors: (1) compensation paid to executive officers at comparable firms in the company's industry, (2) the individual executive's performance and contribution to the company, and (3) the financial performance of the company. In general, the committee has set base salaries for executives relying most heavily on the first two factors mentioned above, and has linked executive compensation to the third factor, the company's financial performance, through incentive cash bonuses that are based solely on the annual financial results of the company and periodic grants of stock options to executive officers.

          After reviewing published compensation surveys and proxy information from firms in the company's industry, including many of the companies included in the Performance Comparison data, and based on general knowledge of the industry, the committee believes that the base salaries paid to the company's executive officers are at or below than those generally prevailing in the company's industry and for other manufacturing companies of similar size. For this reason, a larger portion of the compensation paid to the company's executives is based on incentive compensation (cash bonuses and stock options) that is dependent upon the company's financial results. Even after including incentive compensation, the committee believes that total cash compensation paid to the company's executives is generally lower than comparable compensation paid to executives in the company's industry. This is especially true of the company's Chief Executive Officer.

          Under the company's Management Incentive Plan, certain executive officers are selected by the Compensation Committee (based on management recommendations) to receive annual cash bonuses based on the company's financial results. The Compensation Committee sets performance targets for the company in terms of financial measurements judged by the committee to be relevant indicators of management and corporate performance. Cash bonuses are then awarded to the executives participating in the plan pursuant to a formula that pays a percentage of the maximum bonus award established by the committee for each participating executive based upon the percentages of the performance targets the company achieves in a fiscal year. The cash bonuses shown in the Summary Compensation Table were paid under this plan.

          The committee maintains a policy of encouraging executives to make significant investments in the company's stock, so that executive officers' long-term interests will be aligned with those of the company's shareholders. To that end, the committee periodically approves the grant of stock options to executive officers under the company's stock option plans.

          Periodic grants of incentive stock options are made to the executive officers and selected other employees under the company's Incentive Stock Option Plan, which was adopted by the company and approved by the company's shareholders in 1993. These options are granted at exercise prices equal to the fair market value of the underlying shares at the time the option is granted.

          In addition to the Incentive Stock Option Plan, the company has adopted two Performance-Based Option plans under which options are granted to senior management with exercise prices significantly below fair market value of the underlying shares, but which will not become exercisable unless the company achieves certain growth rates in its earnings or for a period of nine to ten years after grant. The purpose of these plans is to provide incentive to senior management to maximize the company's earnings potential and to make a significant portion of executive compensation contingent on meeting earnings targets.

          In June, 1994, the company adopted (and the shareholders subsequently approved) the 1994 Performance-Based Option Plan, which provided for the one-time grant to executives of options that could become exercisable after the announcement of earnings for fiscal 1997 only if the company met a targeted compound growth rate of 13% over that three-year period (otherwise these options would not become exercisable until January 1, 2003). The company's reported earnings for fiscal 1997 were at a level that allowed the options to become exercisable in May of 1997, and represented a compound growth rate of 20% for the three years which ended April 27, 1997.

          The Compensation Committee believes that the company's option plans have been successful in helping the company attract and retain skilled management to focus on efforts to increase the company's earnings and returns for its shareholders. For this reason, the Committee approved and the Board of Directors adopted, subject to shareholder approval, the 1997 Performance-Based Option Plan which is being submitted to the shareholders for their approval at the 1997 Annual Meeting of Shareholders. The 1997 Performance-Based option Plan is summarized and discussed elsewhere in this Proxy Statement.

          The base salaries for all executive officers, including the Chief Executive Officer, were increased for fiscal 1997 at rates that were designed to move these salaries closer to those prevailing in the industry. Additionally, increases in overall compensation for executive officers were a reflection of the improved operating results achieved by the company for fiscal 1997. The company's net income for the year (the measure used for the performance target for fiscal 1997) was at a level that allowed maximum bonus awards to be paid pursuant to the Management Incentive Plan. While the committee expects that total cash compensation for the company's executives will remain at or below industry averages, the committee also recognizes that compensation will need to be increased in future years for the company to attract and retain quality management.

          The Compensation Committee approved grants of stock options to certain officers and employees during fiscal 1997 to increase the opportunity of these employees to participate in the growth of the company and the value of its stock. The specific levels of options granted generally reflected the level of responsibility of the employees and officers receiving the option awards and the committee's judgment about the direct link between the employee's performance and decisions and the company's financial results. For that reason, more senior officers received larger awards, and the Chief Executive Officer received a significantly larger award than other officers. A significant portion of the total compensation of executive officers and other senior management is linked directly to the company's financial performance through options granted under the performance-based option plans.

          The compensation for the Chief Executive Officer is determined under the same policies and practices used for all of the company's executive officers, as discussed above. In addition, the company has provided a split dollar life insurance plan for the Chief Executive Officer for many years; this program was continued in fiscal 1997 and now includes a split-dollar life insurance plan for the President. The committee believes this type of plan provides a cost effective means of providing this benefit, since the company expects to recover the cost of premium payments on the plan from the cash value of the insurance policy.

          The foregoing report has been furnished by the members of the Compensation Committee:

                                              Baxter P. Freeze, Chairman
                                              Earl M. Honeycutt
                                              Bland W. Worley

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          LEASE TRANSACTIONS. The company leases three (3) industrial facilities from partnerships owned by certain of the company's executive officers, directors, principal shareholders and members of their immediate families. Principals of these related entities include Esther R. Culp (mother of Robert G. Culp, III), Robert G. Culp, III, Judith C. Walker (sister of Robert G. Culp,
III), and Harry R. Culp (brother of Robert G. Culp, III and director). These facilities contain a total of 375,000 square feet of floor space. The company also leases its headquarters office space (33,440 square feet) from Phillips Interests, Inc. Earl N. Phillips, Jr. is the president and a director of Phillips Interests, Inc. and a director of the company. (See "Certain Business Relationships").

          The initial terms of the leases described above generally range from five to ten years, with one or more five-year renewal options. Base rent per year for the leased industrial facilities ranges from $1.95 to $2.05 per square foot. The leases typically prohibit assignment or subletting without the lessor's consent but such consent may not be unreasonably withheld. The lessor is generally responsible for maintenance only of roof and structural portions of the leased facilities. The industrial facilities are leased on a "triple net" basis, with the company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance. The company believes that at the time the leases and any lease renewals were executed the terms of all such leases were no less favorable to the company than could have been obtained in arms-length transactions with unaffiliated persons. The company received independent appraisals to this effect with respect to the industrial facility leases. At the time the company entered into the lease with Phillips Interests, Inc. (January 19, 1990), Mr. Phillips was not a director of the company. Related party leases and amendments thereto are approved by the Audit Committee and are reviewed annually by the Audit Committee. The total amounts of rent paid by the company under the industrial facilities and office leases during fiscal 1997 were approximately $680,000 and $436,000, respectively.

          CERTAIN BUSINESS RELATIONSHIPS. The company had sales of approximately $27.5 million, 6.9% of the company's net sales, to La-Z-Boy, Inc. in fiscal 1997. Patrick H. Norton, a director, is that company's senior vice president of sales and marketing and also serves on its Board of Directors.

          Earl N. Phillips, Jr., a director of the company, is also a director of a subsidiary of one of the company's banks. The amount of interest and other fees paid to this bank was approximately $2.2 million in fiscal 1997 and the loans payable to the bank and amounts guaranteed through letters of credit by the bank at April 27, 1997 aggregated $28.7 million.

    PROPOSAL 3: APPROVAL OF THE COMPANY'S 1997 PERFORMANCE-BASED OPTION PLAN

BACKGROUND

          The Board of Directors is submitting to the shareholders, for their approval, the company's 1997 Performance-Based Option Plan (the "Plan"). The Plan has been adopted by the company's Board of Directors (the "Board"), but unless the Plan is approved by the shareholders, the Plan will cease to be effective and all options granted pursuant to the Plan will be void. The Plan provides for a one-time grant of options to the company's officers and certain of the senior managers. The Board believes that option plans have proved to be an important means of attracting, retaining and motivating key employees and that the Plan will continue to serve these purposes for the company's officers and key senior managers.

SUMMARY OF THE PLAN

          The Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Plan, a copy of which is attached hereto as Annex A.

          GENERAL. The Plan provides for a one-time grant of options ("Options") to purchase the company's common stock ("Common Stock") at a par value of $1.00 per share to the company's officers and certain key senior managers. The purpose of the Plan is to increase the incentive for participants to contribute to the company's success and to reward them for those contributions.

          The maximum number of shares that may be issued pursuant to the Plan is 106,000. The Plan provides that the number of shares that may be issued under the Plan and the number of shares and exercise prices of outstanding Options would be adjusted to reflect any stock dividends, stock splits, or similar changes in the capitalization of the company that may occur subsequently. On April 27, 1997, the closing sales price for the company's Common Stock as reported on the New York Stock Exchange was $16.63 per share.

          ADMINISTRATION. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") composed solely of members who are "disinterested persons" (persons not eligible to receive Options). The Committee has complete authority to: (a) determine the officers and key senior managers who will receive Options, and other terms of such Options, subject to the terms of the Plan; (b) make and amend rules governing the administration of the Plan;
(c) construe and interpret the Plan; (d) take actions necessary to keep the Plan in compliance with securities, tax and other laws: and (e) to make other necessary determinations in connection with the administration of the Plan.

          The Committee may designate selected Committee members or certain employees of the company to assist the Board or Committee in the administration of the Plan and may grant authority to such persons to execute documents, including Options, on behalf of the Committee. The Plan provides that no member of the Committee or employee of the company assisting the Board or Committee in connection with the Plan shall be liable for any action taken or determination made in good faith.

          ELIGIBILITY AND CRITERIA FOR GRANTS. The Plan provides that Options may be granted to officers and key senior managers of the company. As of April 27, 1997, the company had approximately 25 employees eligible under these criteria. In making the determination as to the employees who will be granted Options, the Committee is to consider the duties of the employee, the employee's present and potential contributions to the success of the company, and such other factors as the Committee deems relevant in connection with accomplishing the purposes of the Plan.

          TERMS AND CONDITIONS OF OPTIONS. The Plan provides for a one-time grant of Options for all 106,000 shares to the company's officers and key senior managers.

          All of the Options have an exercise price of $1.00 per share. None of the Options are exercisable when granted. The Options will not become exercisable until the earlier of January 1, 2006, or after the end of fiscal 1999 if the company's reported audited earnings for fiscal 1999 equal or exceed $1.50 per share (subject to adjustment for certain corporate transactions) If an optionee's employment terminates on account of death, disability or retirement after reaching age 65, his options will become exercisable immediately. If the employee's employment is terminated for cause, the Option expires upon termination; otherwise, the Option expires three (3) months after termination of employment. If the Option expires before it has become exercisable, then the optionee will never receive any benefit or value from the Option. Thus, an employee can benefit from the Options only by remaining an employee through the date when the company achieves the performance target described above (reported audited earnings for any fiscal year 1997 through 1999 of $1.50 per share) or through December 31, 2005. The Options will terminate December 31, 2006.

          The exercise price is payable in full upon the exercise of the Options. Payment may be made in cash or with shares of Common Stock, valued at the fair market value on the date of exercise, delivered to or withheld by the company at the time of exercise.

          In general, Options granted under the Plan may not be transferred other than by will or the laws of descent and distribution and during the optionee's lifetime may be exercised only by the optionee. In general, outstanding Options terminate within three months of the death, disability or termination of service (other than for cause, in which case the Options terminate immediately), of the participant holding such Option. If an optionee dies without having exercised an Option, the Option may be exercised by the optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance.

GRANT OF OPTIONS UNDER PLAN

          As of April 1, 1997, the Committee granted options, subject to shareholder approval, under the Plan as follows:

Name and Title                                          Shares

Robert G. Culp, III                                     25,000
   Chairman of the Board
   Chief Executive Officer

Howard L. Dunn                                          18,000
   President and Chief Operating Officer

Franklin N. Saxon                                       10,000
   Senior Vice President and
   Chief Financial Officer; Treasurer
   and Secretary

Kenneth M. Ludwig                                       10,000
   Senior Vice President - Human Resources
   Assistant Secretary

All executive officers as a group                       63,000

Non-executive officer employees as a group              43,000

          AMENDMENT OF PLAN AND OPTIONS. The Plan may be amended, altered or discontinued by the Board of Directors at any time, but no such termination or amendment shall materially and adversely affect the rights and obligations of a holder of an Option theretofore granted without such holder's consent. The Committee may also amend the terms and conditions of any outstanding Option. However, no action may be taken that would alter or impair any rights or obligations under any outstanding Option without the consent of the holder of the Option. Certain amendments to the Plan would require shareholder approval under the current rules of the Securities and Exchange Commission and the rules of the New York Stock Exchange. The company intends to seek shareholder approval for an amendment to the Plan whenever such approval is required by any of these rules.

          FEDERAL INCOME TAX CONSEQUENCES. The grant of an Option under the Plan is not a taxable event; the recipient of the Option does not recognize income for federal income tax purposes, and the company does not receive a tax deduction. The Options will be treated as "non-qualified" options under the Internal Revenue Code. When an optionee exercises an Option, he will recognize taxable income in the amount by which the fair market value of the shares at the date of exercise exceeds the exercise price, and the company will be entitled to a tax deduction at the same time and in the same amount.

          The affirmative vote of a majority of the shares present or represented at the Annual Meeting is required for approval of the Plan.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, its executive officers, any persons who hold more than ten percent of the company's common stock and certain trusts (collectively, "insiders") to report their holdings of and transactions in the company's Common Stock to the Securities and Exchange Commission (the "SEC").

Specific due dates for these reports have been established, and the company is required to disclose in this proxy statement any late filings and any failures to file that have occurred since April 26, 1996. Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports. Under the SEC's rules, insiders must furnish the company with copies of all Section 16(a) reports that they file. Based solely on a review of copies of these reports and on written representations the company has received, the company believes that since April 26, 1996, its insiders have complied with all applicable Section 16(a) reporting requirements, except that a change-in-ownership filing with regard to a gift of 100 shares by Baxter P. Freeze was made after the required filing date.


================================================================================

                      YOUR DIRECTORS RECOMMEND VOTES "FOR"

O THE RATIFICATION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1998

O   THE THREE NOMINEES FOR DIRECTOR

0   THE ADOPTION OF THE COMPANY'S 1997 PERFORMANCE-BASED OPTION PLAN

================================================================================

                     SHAREHOLDER PROPOSALS FOR 1998 MEETING


           Shareholders may submit proposals appropriate for shareholder action at the company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission and the company's bylaws. The nominees named in this Proxy Statement are those chosen by the Nominating Committee of the Board of Directors. Nominations may also be made by shareholders in accordance with the company's bylaws. The bylaws require that such nominations must be received by the company at least 120 days prior to the Annual Meeting and shall include certain biographical and other information about the persons nominated as specified in the bylaws. For shareholder proposals and nominations for director to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting, they must be received by the company no later than May 3, 1998. Such proposals should be directed to Culp, Inc., Attention: Franklin N. Saxon, Senior Vice President and Chief Financial Officer, 101 South Main Street, Post Office Box 2686, High Point, North Carolina 27261.

                                  OTHER MATTERS

           The company's management is not aware of any matter which may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxy, discretionary authority to do so being included in the proxy.

           By Order of the Board of Directors,



                       By: /s/ Franklin N. Saxon
                               FRANKLIN N. SAXON
                               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

--------------------------------------------------------------------------------

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION: FRANKLIN N. SAXON, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 101 SOUTH MAIN STREET, P. O. BOX 2686, HIGH POINT, NORTH CAROLINA 27261.

*******************************************************************************
                                   APPENDIX

P R O X Y                          CULP, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Robert G. Culp, III and Franklin N. Saxon, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 8, 1997, at the Annual Meeting of Shareholders to be held on September 16, 1997, or any adjournment or adjournments thereof.

     1. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1998.

        [ ] FOR                   [ ] AGAINST                      [ ] ABSTAIN

     2. ELECTION OF DIRECTORS:

        [ ] FOR the 3 nominees listed below       [ ] WITHHOLD AUTHORITY to vote
            (except as marked to the contrary)        for  the  3 nominees
                                                      listed below.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

            Robert G. Culp, III, Earl M. Honeycutt, Patrick H. Norton

     3. PROPOSAL TO APPROVE THE COMPANY'S 1997 PERFORMANCE -BASED OPTION PLAN.

        [ ] FOR                   [ ] AGAINST                      [ ] ABSTAIN

     4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

                            (continued on other side)


                           (continued from other side)

   THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS IN PROPOSAL 1, FOR THE NOMINEES LISTED IN PROPOSAL 2, AND FOR THE APPROVAL OF THE 1997 PERFORMANCE-BASED OPTION PLAN IN PROPOSAL 3. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED ABOVE HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES.


Dated:_________________________, 1997    ________________________________ (SEAL)
                                                    Signature

                                         ________________________________ (SEAL)
                                                    Signature

                                        (PLEASE SIGN EXACTLY AS NAME APPEARS ON
                                        THIS CARD. IF SIGNING AS ATTORNEY,
                                        ADMINISTRATOR, EXECUTOR, GUARDIAN, OR
                                        TRUSTEE, PLEASE GIVE SUCH TITLE. IF
                                        SIGNING ON BEHALF OF A CORPORATION,
                                        PLEASE GIVE NAME AND TITLE OF AUTHORIZED
                                        OFFICER SIGNING.)